UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2013

Con-way Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-05046	94-1444798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Old Earhart Road, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (734) 994-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 28, 2013, Con-way Inc. (“Con-way”) entered into an amendment (the “Second Amendment”) to the Credit Agreement dated as of November 4, 2010 (“Revolving Facility”) with certain of its subsidiaries, each of the lenders named therein and PNC Bank, National Association, as administrative agent for the lenders.

The Second Amendment extends by approximately 23 months the term of the Revolving Facility by changing the “Termination Date” (as defined therein) from August 2, 2016 to June 28, 2018. The Second Amendment also lowers Con-way's cost of borrowing by amending the pricing grid to reduce the facility fee applicable to Con-way's current leverage ratio. The Second Amendment provides an opportunity for further cost savings through the addition to the pricing grid of a lower leverage ratio tier. The availability provided to Con-way under the Revolving Facility is unchanged by the Second Amendment, and remains $325 million. The “accordion” feature of the Revolving Facility has been increased from $75 million to $150 million. The Second Amendment also makes certain customary updates to anti-terrorism, tax and other provisions of the Revolving Facility.

The Revolving Facility continues to be guaranteed by certain of Con-way's material domestic subsidiaries pursuant to a Subsidiary Guaranty Agreement.
The foregoing description of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Second Amendment to Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Con-way Inc.

Date: July 1, 2013	By:	/s/ Stephen K. Krull
Stephen K. Krull
Executive Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Amendment to Credit Agreement.